Exhibit 10.1

SEPARATION AGREEMENT

AGREEMENT, dated as of November 21, 2006 (this “Agreement”), is entered into by and between Owens-Illinois, Inc. (the “Company”) and Steven R. McCracken (the “Executive”).  The Company and the Executive are sometimes referred to herein as the “Parties.”

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of a letter agreement dated March 31, 2004, as amended by letter agreements dated March 10, 2005 and August 3, 2006 (the “Employment Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive have agreed that Executive’s employment will terminate and he will resign (i) as a director of the Company and (ii) from his positions as Chairman of the Board, and Chief Executive Officer of the Company all effective as of November 30, 2006 (the “Effective Date”);

WHEREAS, the Parties now agree and intend that the terms and conditions set forth in this Agreement shall determine all matters regarding the Executive’s separation of  employment with the Company and the Parties’ respective rights, duties, and obligations in connection therewith; and

WHEREAS, the Parties desire that the compensation payable to Executive upon his separation from the Company will comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

1.             Effective Date and Effectiveness of Agreement.  As of the Effective Date, Executive’s employment with the Company will terminate and Executive hereby resigns:  (i) as a director of the Company; (ii) from his positions as Chairman of the Board and Chief Executive Officer of the Company; and (iii) from all other offices and directorships he may hold with the Company and its subsidiaries.  Upon the Effective Date, the Employment Agreement shall terminate and Executive shall be entitled only to the payments and benefits described in this Agreement

2.             Separation Benefits.  Subject to the effectiveness of a validly binding release of claims by the Executive in the form attached hereto as Exhibit A (the “Release”), Executive’s compliance with Sections 3 and 4 hereof and in satisfaction of all obligations to Executive, the Company will provide the following payments and benefits to Executive following the Effective Date pursuant to the terms of this Agreement:

(a)           A lump sum cash payment equal to $4,500,000.
(b)           A lump sum cash payment equal to $3,499,940 which represents payment of Executive’s benefits under the Company’s Supplemental Retirement Benefit Plan.

(c)           A lump sum cash payment equal to the greater of (i) $618,750, or (ii) the full amount of the bonus, if any, that the Executive would otherwise receive for 2006 determined as if the entire amount of such bonus were calculated solely  by reference to corporate performance.  Such amount shall be paid as soon as practicable after the date such bonus has been determined but not later than March 15, 2007.
(d)           Executive shall be fully vested in all previously granted options to purchase shares of the Company’s common stock, all previously granted restricted stock and all previously granted restricted stock units (the “Equity Awards”) which are unvested as of the Effective Date, notwithstanding anything in the Executive’s grant agreements to the contrary.  However, the number of shares payable under the restricted stock unit awards shall be determined according to the terms of the restricted stock unit agreements based on the performance of the Company and shall be delivered to the Executive in accordance with the terms of such agreements. In addition, (i) all of Executive’s options are hereby amended to provide that they shall remain exercisable pursuant to the terms of the option agreements and the plans pursuant to which they were granted through the original term of the option without regard to Executive’s separation from employment, and (ii) the Company shall cooperate with the Executive, or his designated representative, to permit him or such representative to make a timely election, on or prior to the latest date permitted by proposed or final regulations promulgated under Code Section 409A, of the year or years for exercise of such options, as necessary to avoid application of penalty taxes under such Section.  The Company hereby consents to (x) the withholding of applicable taxes from the shares of stock deliverable upon vesting of the restricted stock and as payment for the restricted stock units and from the exercise proceeds upon exercise of options, as well as, (y)  the payment of the exercise price of the options by sale of shares through whatever brokered exercise arrangements or other arrangements for the net exercise of options are then maintained by the Company.
(e)           For a period of two years following the Effective Date, Executive shall be entitled to continue receiving the perquisites he received as an employee of the Company, including tax gross ups in accordance with past practices, except that he shall not be entitled to (i) a company provided automobile, or (ii) executive physicals.  Executive’s usage of the Company’s aircraft for personal use shall be subject to availability and limited to thirty (30) hours each year.  After the expiration of the two year period, the Company in its sole discretion may determine to extend the receipt of any or all of the perquisites for an additional year on a year to year basis.
(f)            Executive and his spouse and dependents shall be entitled to continue coverage under the Company’s group health plan for active employees for the period of time required by Section 4980B of the Internal Revenue Code (“COBRA”) but not less than 24 months.  Executive shall pay the full cost of COBRA coverage for the first six months of such coverage.  On the date that is six (6) months and one (1) day following the Effective Date, the Company shall reimburse the Executive in an amount equal to the difference between the COBRA rate paid by the Executive for the first six (6) months of coverage and the rate that Executive would have paid if he had remained employed with the Company.  Thereafter, the Executive shall pay the cost paid by active employees of the Company for such coverage.

(g)           The Company shall continue in force and pay the premiums on the life insurance policy that the Company holds on Executive’s life under the Company’s Executive Life Insurance Plan (“ELIP”) for a period of five years through 2011.  The Company acknowledges that the premium for 2007 has already been paid.  Upon the fifth anniversary of the Effective Date the Company shall transfer to the Executive such life insurance policy.  In the event of Executive’s death prior to the fifth anniversary of the Effective Date, Executive’s designated beneficiary (as previously filed with the Company) shall be entitled to the Death Benefit under the terms of the ELIP.
(h)           Executive shall be entitled to payment of his base salary for the month of December, 2006, for all unpaid salary and all accrued but unused vacation and other paid time off through the Effective Date; unreimbursed business expenses and amounts payable under any Company benefit plans in accordance with the terms of the Company’s policies and plans.
(i)            Executive shall be entitled to retain his computer, after all Company confidential information and proprietary programs have been removed.
(j)            Executive may assume the lease on his Company provided automobile or may purchase such automobile from the Company at the cost to the Company to buy out the lease.
(k)           Executive shall be provided with access to administrative staff for a period of two years.
Amounts payable under paragraphs (a) and (b) shall be paid on the eighth day following Executive’s execution of the Release, provided Executive has not revoked the Release.

3.             Cooperation.  Executive agrees that he will, consistent with his health, provide reasonable cooperation to the Company, its subsidiaries, affiliates, officers, employees, directors, and their successors and assigns (the “Company Parties”) at mutually agreeable times and places in response to requests made by the Company or their attorneys in matters relating to internal investigations, external investigations, and/or judicial or administrative proceedings arising out of or relating in any way to any facts known to Executive occurring prior to Effective Date, including but not limited to, reasonable cooperation with the Company’s independent registered accounting firm in preparation of the Company’s annual report on Form 10-K for 2006, as well as, reasonable participation in conferences and meetings, assisting counsel, making himself available for interviews and depositions, providing documents or information, aiding in the analysis of documents, testifying, or complying with any other reasonable requests by the Company Parties with respect to the investigation currently pending by the Securities and Exchange Commission.  Executive agrees to maintain in confidence (except to the extent required by subpoena or court order) any confidential information regarding past, current or potential claims, governmental proceedings, investigations or administrative or judicial litigation relating to the Company Parties.  Executive agrees to provide notice of any motion, subpoena, order or other correspondence relating to the Company Parties within a reasonable time after his receipt of same, by forwarding such document to the General Counsel of the Company; provided, however, that the foregoing shall not restrict or limit in any way the testimony of

Executive or a Company Party in connection with any judicial or administrative proceeding. This cooperation is an integral part of this Agreement, and Executive will not be compensated for such cooperation, other than reimbursement for any reasonable expenses Executive may incur in connection with such cooperation.

4.             Certain Covenants.

(a)           Noncompetition.  For the one year period following the Effective Date Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.
(b)           Confidentiality.  Executive hereby agrees that he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  Executive further agrees that as soon as practicable following the Effective Date all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided,  however, that, this Section 4(b) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, (iv) is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, or (v) is related to any litigation, arbitration or mediation between the parties, including, but not limited to, the enforcement of this Agreement.  As used in this Agreement, the term “Confidential Information” means: confidential information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, product lists, product road maps, technology specifications or other information related to the products and services of the Company and its affiliates.  Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement with or promise to the Company.

5.             Restrictive Modification.  If any of the rights or restrictions contained herein shall be deemed to be unenforceable by reason of the duration or scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such duration or scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such duration and scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

6.             Mitigation and Offset.  Executive shall not be required to mitigate the amount of any payment provided for in Section 2 of this Agreement by seeking employment or otherwise. Payment or benefit provided for in Section 2 of this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, or by retirement benefits.

7.             Miscellaneous.

(a)           Survival.  The respective obligations of the Company and the Executive under this Agreement will survive the termination of this Agreement to the extent necessary to satisfy their obligations under this Agreement.
(b)           Entire Agreement.  Upon its effectiveness this Agreement will supersede any and all existing agreements between the Executive and the Company or any of its subsidiaries or affiliates relating to the terms of Executive’s separation of employment with the Company, including but not limited to the Employment Agreement, which upon the Effective Date shall be terminated and cancelled.  This Agreement does not supersede or in anyway affect the Executive’s rights to be indemnified or the Company’s obligations to indemnify the Executive by reason of his having been an officer and director of the Company, to the fullest extent permitted by law and in accordance with the Company’s bylaws or articles of incorporation, and pursuant to any directors and officers liability insurance, nor shall it supersede or in any way affect any claim that Executive may now or hereafter have for indemnification, all of which shall survive this Agreement and continue on in full force and effect according to the terms and conditions of each such agreements.
(c)           Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)           Successors.  The obligations of this Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor in interest.  The benefits of this Agreement may be assigned or encumbered by Executive.  Any amounts payable under Section 2 which are unpaid at Executive’s death shall be paid to Executive’s beneficiary, heirs or estate.  This Agreement shall be binding upon and inure to the benefit of the Executive, the Executive’s heirs, the Company, and the Company’s successors and assigns.
(e)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

(f)            Withholdings.  The Company shall withhold from any benefit provided or payment due hereunder the usual and customary amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
(g)           Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.
(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereto set his hand and the Company has caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

/s/ Steven R. McCracken
STEVEN R. MCCRACKEN

OWENS-ILLINOIS, INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Senior Vice President & General Counsel